  Exhibit 99.1

CorMedix Inc. Reports Update on Neutrolin® Phase 3
LOCK-IT 100 Clinical Trial

Bedminster, NJ – April 20, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced an update in its ongoing U.S. Phase 3 “LOCK-IT 100” clinical trial of its lead product candidate Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters.

The Company has to date enrolled 368 patients in the LOCK-IT 100 clinical trial and recently completed a safety review by an independent Data and Safety Monitoring Board (DSMB). The DSMB unanimously concluded that it is safe to continue the trial as designed based on its evaluation of data from the first 279 patients randomized on trial.

The Company is currently in discussions with the FDA regarding possible prospective changes to the protocol for this event-driven clinical trial, in part to account for an apparent overall lower rate of catheter-related blood stream infection (CRBSI) events. In addition, the FDA has accepted the Company’s proposal to include one or more interim efficacy analyses of the trial data while LOCK-IT 100 is ongoing. Pending attainment of the requisite number of CRBSI events, the first such interim analysis could occur as early as the fourth quarter of 2017, by which time the Company anticipates that trial enrollment will have exceeded its originally planned target of 632 patients. CorMedix is continuing to activate clinical trial sites and to enroll additional patients to facilitate the occurrence of the first interim analysis within this timeframe. While the final details surrounding some aspects of the clinical trial protocol remain subject to ongoing discussions with the FDA, the Company currently anticipates that enrollment may continue into the second quarter of 2018 in order to obtain the final planned number of requisite CRBSI events, with topline results expected to be available around year-end 2018.

“We are in close communication with the FDA regarding the LOCK-IT 100 trial,” stated Judith Abrams, M.D., FRCPC, Chief Medical Officer of CorMedix. “We are pleased that the FDA has accepted the inclusion of one or more interim efficacy analyses in our clinical trial, which should allow us to obtain our first look in the U.S. at Neutrolin’s potential ability to reduce catheter-related blood stream infections in patients with end-stage renal disease receiving hemodialysis through a central venous catheter. We intend to provide further information regarding the proposed protocol amendments when we gain clarity from our discussions with the FDA.”

“We remain committed to bringing this important product candidate to patients in the United States, as we endeavor to maximize the opportunity for our shareholders,” said Khoso Baluch, President and CEO of CorMedix. “We’re grateful for the continued discussion with the FDA, and we hope to be in a position to complete the first interim efficacy analysis later this year. The goal of healthcare organizations worldwide is to eliminate costly and potentially deadly catheter-related bloodstream infections altogether. Neutrolin was designed with this goal in mind, and we believe that it can become an important product in this space upon potential approval.”

About CorMedix Inc.
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and for up to 10 years of market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to attainment of sufficient CRBSI events to allow the interim analyses of LOCK-IT 100 data, the timing, number and sufficiency of patient enrollments, the timing of topline results and the potential for changes to the clinical trial based on discussions with the FDA, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the timing and results of the planned interim efficacy analyses of the LOCK-IT 100 trial and the impact of those results on that trial; an inability to gain alignment with the FDA on proposed protocol changes to the LOCK-IT 100 trial; later developments with the FDA that may be inconsistent with the FDA’s acceptance of interim analyses of the LOCK-IT 100 trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S., including variances in the expected baseline rate of CRBSI events and the resources needed to commence and complete those trials; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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